Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Premier Biomedical, Inc.

We consent to the use of our report dated June 13, 2011, except for Note 3, as to which the date is October 2, 2011, with respect to the financial statements of Premier Biomedical, Inc. as of December 31, 2010, and the related statements of operations, stockholders' equity and cash flows for the period from inception on May 10, 2010, through December 31, 2010, and to the reference to our firm under the caption “Experts”, included in Amendment No. 3 to the Registration Statement on Form S-1/A filed by Premier Biomedical, Inc. on October 26, 2011.

/s/ M&K CPAS, PLLC

Houston, Texas

October 26, 2011